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                                                                     EXHIBIT 5.1

July 23, 2003

Sybase, Inc.
One Sybase Drive
Dublin, CA 94568

Re: Registration Statement on Form S-8 - Legality of Securities Being Registered

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 of Sybase, Inc. (the "Company") to be filed with the Securities and Exchange Commission on or about July 24, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company's Common Stock ("Shares") under the Sybase, Inc. 2003 Stock Plan (the "2003 Plan").

As counsel for the Company in connection with this transaction, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares pursuant to the Plan.

It is my opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ TERESA D. CHUH

Teresa D. Chuh
Vice President and
Associate General Counsel